EXHIBIT 99.2

Report of Independent Registered Public Accounting Firm

The Stockholders and Board of Directors of
Vermont Electric Power Company, Inc.:

We have audited the accompanying consolidated balance sheets of Vermont Electric Power Company, Inc. and subsidiary as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three year period ended December 31, 2007. These consolidated financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Vermont Electric Power Company, Inc. and subsidiary as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the years in the three year period end December 31, 2007 in conformity with U.S. generally accepted accounting principles.

As discussed in Note 8 of the consolidated financial statements, the Company adopted the recognition and disclosure provisions of Statement of Financial Accounting Standards No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, as of December 31, 2007.

/s/ KPMG

March 7, 2008

VERMONT ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME
Years ended December 31, 2007, 2006 and 2005
	2007	2006	2005
Operating revenues: Transmission revenues Sales of power Rent of transmission facilities to others Total operating revenues	$49,903,641 445,038 1,562,284 51,910,963	33,667,562 559,483 1,580,496 35,807,541	28,775,151 446,344 1,897,178 31,118,673

Operating expenses:
  Transmission expenses:
      Operations
      Maintenance
      Rents
  Purchased power
  Administrative and general expenses
  Depreciation and amortization
  Taxes other than income
    Total operating expenses

	2,577,857 4,322,067 39,862 445,038 8,913,458 8,268,529 5,422,076 29,988,887	2,301,254 3,925,740 32,190 559,483 5,314,717 5,819,907 4,387,687 22,340,978	1,686,215 3,011,246 66,549 446,344 6,991,311 5,015,948 3,963,136 21,180,749
Operating Income Other Income: Interest Equity in earnings of subsidiary (Note 9) Income before interest and other expense, non-controlling interest and income tax	21,922,076 103,201 50,832 22,076,109	13,466,563 51,857 157,356 13,675,776	9,937,924 79,066 302,391 10,319,381

Interest and other expense:
  Interest on first mortgage bonds
  Other interest
  Amortization of debt expense
  Other
  Allowance for borrowed funds used during construction
     Net interest and other expense

          Income before non-controlling interest
            and income tax

Non-controlling interest in the income of Vermont
   Transco LLC (Note 7)

           Income before income tax
Income tax (Note 5)

          Net income

	11,228,262 3,137,004 95,261 27,726 (6,367,314) 8,120,939 13,955,170 9,483,361 4,471,809 1,660,965 $2,810,844	5,166,421 3,823,359 76,288 - (3,390,820) 5,675,248 8,000,528 3,245,386 4,755,142 1,888,482 2,866,660	4,888,671 1,465,734 86,820 - (912,610) 5,528,615 4,790,766 - 4,790,766 1,773,050 3,017,716

See accompanying notes to consolidated financial statements.

VERMONT ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS
	December 31,
	2007	2006
ASSETS Utility plant (Notes 2 and 3) Less accumulated depreciation and amortization Net utility plant Investment in Vermont Electric Transmission Company, Inc. (Note 9)	$463,933,403 (81,382,989) 382,550,414 463,230	341,482,930 (75,559,012) 265,923,918 428,336

Current assets:
   Cash
   Bond sinking fund deposits
   Bond interest deposits
   Accounts receivable:
      Affiliated companies
      Other
   Note receivable - related party - (Note 10)
   Materials and supplies
   Income tax receivable
   Prepaids and other assets
       Total current assets

	15,190,405 457,000 3,019,480 13,820,323 6,832,219 850,000 5,727,468 754,802 3,815,433 50,467,130	409,763 425,000 1,411,610 12,975,943 4,854,068 - 10,108,511 191,817 1,428,887 31,805,599
Regulatory and other assets: Regulatory asset Unamortized debt expense, net Cash surrender value of life insurance policies (Note 8) Deferred project costs and other Total regulatory and other assets	7,442,325 1,849,419 3,589,922 27,189 12,908,855	5,922,869 1,587,005 3,281,917 2,175,807 12,967,598
TOTAL ASSETS	$446,389,629	311,125,451

See accompanying notes to consolidated financial statements.

VERMONT ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS
	December 31,
	2007	2006

CAPITALIZATION AND LIABILITIES
Capitalization:
  Stockholders' equity:
   Class B common stock; $100 par value per share. Authorized
     430,000 shares; issued and outstanding 219,977 shares
   Class C common stock; $100 par value per share. Authorized
     20,000 shares; issued and outstanding 19,901 shares
   Retained earnings

   Class C preferred stock; $100 par value per share. Authorized
     125,000 shares; 97,068 shares issued and outstanding (Note 6)

  First mortgage bonds, net of current maturities (Note 3)
  Other long-term debt, net of current maturities (Note 3)
        Total capitalization

Commitments and contingencies (Notes 8 and 12)

	$21,997,700 1,990,100 266,198 24,253,998 145,602 24,399,600 198,268,000 444,237 223,111,837	21,997,700 1,990,100 229,481 24,217,281 145,602 24,362,883 120,145,000 844,917 145,352,800

Current liabilities:
  Current maturities of long-term obligations (Note 3)
  Notes payable to bank (Note 4)
  Accounts payable:
     Affiliated companies
     Other
  Accrued interest on bonds
  Accrued taxes
  Accrued expenses
      Total current liabilities

	2,277,680 - 130,970 19,859,561 3,019,480 536,804 8,559,154 34,383,649	2,436,476 61,470,000 2,307,966 22,593,933 1,411,702 400,144 5,978,133 96,598,354

Equity interest of non-controlling members in
   Vermont Transco LLC (Note 7)

Reserves and deferred credits:
  Deferred cost of removal liabilities
  Deferred tax liabilities (Note 5)
  Deferred compensation (Note 8)
  Accrued pension and postretirement liabilities (Note 8)
      Total reserves and deferred credits

	172,591,777 1,081,804 7,385,150 5,552,814 2,282,598 16,302,366	56,469,212 454,114 6,295,764 5,710,398 244,809 12,705,085
TOTAL CAPITALIZATION AND LIABILITIES	$446,389,629	311,125,451

See accompanying notes to consolidated financial statements.

VERMONT ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY Years ended December 31, 2007, 2006 and 2005
Common Stock
	Class B	Class C	Preferred Stock	Retained Earnings	Total Stockholders' Equity
Balances at December 31, 2004	$21,496,000	$1,990,100	$485,340	$636,811	$24,608,251
Net income Issuance of capital Return of capital Dividends declared and paid Balances at December 31, 2005	- 501,700 - - $21,997,700	- - - - $1,990,100	- - (291,204) - $194,136	3,017,716 - - (3,470,985) $183,542	3,017,716 501,700 (291,204) (3,470,985) $24,365,478
Net income Return of capital Dividends declared and paid Balances at December 31, 2006	- - - $21,997,700	- - - $1,990,100	- (48,534) - $145,602	2,866,660 - (2,820,721) $229,481	2,866,660 (48,534) (2,820,721) $24,362,883
Net income Dividends declared and paid Balances at December 31, 2007	- $21,997,700	- $1,990,100	- $145,602	2,810,844 (2,774,127) $266,198	2,810,844 (2,774,127) $24,399,600

See accompanying notes to consolidated financial statements.

VERMONT ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF CASH FLOWS Years ended December 31, 2007, 2006 and 2005

	2007	2006	2005

Cash flows from operating activities:
Net income
Adjustments to reconcile net income to net cash provided by
     (used in) operating activities:
   Depreciation and amortization
   Amortization of regulatory assets
   Amortization of debt expense
   Deferred income tax expense
   Equity in earnings of subsidiary
   Dividends from subsidiary
   Changes in assets and liabilities:
       Accounts receivable
       Materials and supplies
       Income tax receivable
       Regulatory assets
       Accounts payable
       Accrued pension and postretirement liabilities
       Deferred compensation
       Other assets and liabilities
          Net cash provided by (used in) operating activities

	$2,810,844 7,691,370 577,159 95,261 1,089,386 (50,832) 15,938 (2,822,531) 4,381,043 (562,985) (27,875) (8,894,683) (30,951) (157,584) 2,479,661 6,593,221	$2,866,660 5,325,654 494,253 76,289 982,316 (157,356) 62,000 (956,756) (4,903,624) 438,145 (2,163,235) (1,844,893) (62,719) 313,845 (1,034,253) (563,674)	$3,017,716 5,015,948 - 86,820 1,804,721 (302,391) 250,000 (1,617,163) (1,505,769) (218,912) (3,605,603) 2,882,666 38,754 700,811 (1,285,162) 5,262,436

Cash flows from investing activities:
   Return of investment in subsidiary
   Change in bond sinking fund deposits
   Advances to related party
   Capital expenditures, net
   Construction payables
   Change in cash surrender value of life insurance policies
          Net cash used in investing activities

	- (32,000) (850,000) (123,690,176) 3,983,315 (308,005) 120,896,866)	50,000 (29,000) - (118,852,278) 4,528,078 (373,243) (114,676,443)	300,000 79,000 - (38,495,042) 6,323,006 (275,204) (32,068,240)

Cash flows from financing activities:
   Proceeds from bond issuance
   Repayment of bonds
   Debt issue costs
   (Repayments of) proceeds of notes payable to bank, net
   Proceeds from other long-term debt
   Repayment of other long-term debt
   Return of preferred stock capital
   Issuance of VT Transco membership units
   Distribution of VT Transco earnings to noncontrolling members
   Undistributed earnings of VT Transco - noncontrolling members
   Issuance of Class B common stock
   Cash dividends on common stock
   Cash dividends on preferred stock
          Net cash provided by financing activities

	80,000,000 (1,748,000) (357,675) (61,470,000) - (688,476) - 113,750,000 (7,110,796) 9,483,361 - (2,758,597) (15,530) 129,084,287	65,000,000 (1,628,000) (960,849) 120,000 - (1,060,918) (48,534) 54,000,000 (776,171) 3,245,383 - (2,758,597) (62,124) 115,070,190	- (15,074,000) (193,987) 44,955,682 1,350,372 (1,070,174) (291,204) - - - 501,700 (3,220,550) (250,435) 26,707,404
Net increase (decrease) in cash Cash, beginning of year Cash, end of year	14,780,642 409,763 $15,190,405	(169,927) 579,690 $409,763	(98,400) 678,090 $579,690
Supplemental disclosures of cash flow information: Cash paid during the year for interest, net of amounts capitalized Cash paid for income taxes	$6,390,082 1,210,550	$5,129,638 $992,950	$4,853,139 $569,125

Noncash financing activities:

  During 2007, the Company recorded an unfunded defined benefit pension and other postretirement obligation of $2,282,598 and a   defined benefit pension and other postretirement regulatory asset of $2,068,740 in connection with the adoption of SFAS No. 158.

See accompanying notes to consolidated financial statements.

VERMONT ELECTRIC POWER COMPANY, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. Summary of Significant Accounting Principles

(a) Description of Business - The consolidated financial statements of Vermont Electric Power Company, Inc. (VELCO or the Company) include the accounts of Vermont Transco LLC (VT Transco) and VELCO. The Company is subject to regulation by the Federal Energy Regulatory Commission (FERC) as to rates, terms of service and financing and by state regulatory commissions as to other aspects of business, including the construction of electric transmission assets.

VELCO owned and operated an electric power transmission system in the State of Vermont. VELCO had transmission contracts with the State of Vermont, acting by and through the Vermont Department of Public Service, and with all of the electric utilities providing service in the State of Vermont. These transmission contracts have been reviewed and approved by the FERC. Additionally, VELCO has an agreement for single unit power purchases of electricity, which it resells at cost to one of its stockholders in the State of Vermont.

On June 30, 2006, VELCO transferred substantially all of its electric transmission assets, along with the associated contracts, to VT Transco, in exchange for Class A Member Units, and the assumption of VELCO's long term debt and other liabilities. In addition, VELCO entered into a Management Services Agreement with Vermont Transco to serve as the Manager of VT Transco. This agreement provides for VT Transco to reimburse VELCO for all of its costs in fulfilling its responsibilities as the Manager of VT Transco.

VELCO, through its wholly owned subsidiary, Vermont Electric Transmission Company, Inc. (VETCO) (see note 9), constructed and maintains the Vermont portion of a transmission line used to transmit power purchased by the New England Power Pool on behalf of New England electric utilities from Hydro Quebec, a Canadian utility. To assist VELCO in making its initial capital contribution to VETCO, the participating Vermont electric utilities purchased all of the shares of VELCO's Class C preferred stock.

VELCO's common and preferred stock are owned by various Vermont utilities. Central Vermont Public Service Corporation (CVPS) owns 48% of VELCO's Class B and 31% of its Class C common stock and 47% of its Class C preferred stock.

VELCO also has agreements with various stockholders and other Vermont utilities to act as agent in order to provide a single entity that can accumulate costs related to the combined utilities' participation in certain joint projects. VELCO bills these costs, along with any direct costs incurred, to the participating Vermont utilities in accordance with each participant's obligations. These agency transactions are not reflected as part of VELCO's operations; however, operating expenses may be indirectly impacted from year to year, depending on the significance and nature of the activities performed by VELCO.

(b) Consolidation - VELCO consolidates VT Transco as it controls the financial and operating policies of VT Transco. Ownership interests of members other than the Company in the equity of VT Transco are presented in the consolidated balance sheets as noncontrolling interests in the caption labeled "Equity Interest of Non-controlling Members in VT Transco LLC. The share of members other than the Company in the income of VT Transco is deducted in determining the Company's consolidated net income. Inter company balances and transactions have been eliminated in consolidation.

(c ) Regulatory Accounting - The Company accounts for certain transactions in accordance with permitted regulatory treatment pursuant to the accounting principles in Statement of Financial Accounting Standards (SFAS) No. 71, Accounting for the Effects of Certain Types of Regulation. As such, regulators may permit specific incurred costs, typically treated as expenses by unregulated entities, to be deferred and expensed in future periods when it is probable that such costs will be recovered in customer rates. Incurred costs are deferred as regulatory assets when the Company concludes that it is probable future revenues will be provided to permit recovery of the previously incurred cost. The Company analyzes evidence supporting deferral, including provisions for recovery in regulatory orders, past regulatory precedent, other regulatory correspondence and legal representations. These regulatory amounts do not include the recognition of tax effects, which generally would be approximately 39%. If the accounting standards for entities subject to rate regulation were not used, the capitalized equity component of the return for certain construction projects, the corresponding income and the subsequent amortization of these items would not be recognized.

On December 9, 2005, the FERC approved a filing allowing at that time VELCO, and now through its subsidiary VT Transco, to begin amortizing over a ten year period the deferred depreciation charges the Company incurred when taking depreciation under the bond sinking fund method. This regulatory asset, which accounts for the difference between depreciation reported in the consolidated financial statements and depreciation previously recovered in rates, is $3,403,110 and $3,828,499 as of December 31, 2007 and 2006, respectively.

On June 16, 2006, the FERC approved a filing allowing at the time VELCO, and now through its subsidiary VT Transco, to accumulate as a regulatory asset the costs associated with the LLC transaction and to amortize and recover that asset over a fifteen-year period to commence when the Company began operations. This regulatory asset is $1,970,475 and $2,094,370 as of December 31, 2007 and 2006, respectively.

As more fully described in note 8, the Company has adopted SFAS No. 158, Employers' Accounting for Defined Pension Benefit and Other Postretirement Plans. The pension and other postretirement regulatory assets represent the unrecognized pension costs and other postretirement costs that would normally be recorded as a component of other comprehensive income. Since these amounts represent costs that are expected to be recovered in future rates, they are recorded as regulatory assets. The regulatory asset related to the plans totaled $2,068,740 at December 31, 2007.

The Company continually assesses whether regulatory assets continue to meet the criteria for probability of future recovery. This assessment includes consideration of factors such as changes in the regulatory environment, recent rate orders to other regulated entities under the same jurisdiction. If future recovery of certain regulatory assets becomes improbable, the affected assets would be written off in the period in which such determination is made.

(d) Revenue Recognition - Electric transmission service for utilities, municipalities, municipal electric companies, electric cooperatives, and other eligible entities is provided through the Company's facilities under the ISO NE open access transmission tariff regulated by FERC. The Company charges for these services under FERC approved rates. Prior to June 30, 2006, revenue was billed monthly based on estimated cost of service plus 11.5% return on capital. The tariff specifies the general terms and conditions of service on the transmission system and the approved rates set forth the Revenue to be billed monthly based on estimated cost of service plus an 11.5% return on capital for Class B and Class C shareholders prior to June 30, 2006 and 11.5% return on capital for Class A Member Units and a 13.3% return on capital for Class B Member Units from inception of VT Transco. The effect of unbilled revenue at the end of the accounting period represents the difference between billed and actual costs for the month of December and is $2,574,392 and $944,000 at December 31, 2007 and 2006, respectively, and is reported in prepaid and other assets in the accompanying consolidated financial statements.

(e) Utility Plant - Utility plant in service is stated at cost.

Major expenditures for plant and those which substantially increase useful lives are capitalized. The Company provides for depreciation of utility plant in service using annual rates to amortize the cost of depreciable assets over their estimated useful lives using the straight line method of depreciation. In 2006, the Company completed a depreciation rate study for its depreciable utility plant. The Company implemented a new depreciation rate schedule which recognizes depreciation expense as a percentage of average remaining transmission plant at 2.63% as of December 31, 2007 and 2006. This method is consistent with the straight line method of depreciation. Prior to January 1, 2006, rights of way, transmission equipment, communications equipment, buildings and office equipment were depreciated over 75 years, 30 years, 20 years, 30 years, and 5 to 10 years, respectively.

Software is recorded at cost. Depreciation is recorded at straight-line rates over the estimated useful life of the assets which is five years.

(f) Asset Retirement Obligations - The Company follows the provisions of FASB Interpretation No. 47 (FIN 47), Accounting for Conditional Asset Retirement Obligations. FIN 47 was issued in March 2005 as an interpretation of SFAS No. 143 (SFAS 143), Accounting for Asset Retirement Obligations, originally issued in June 2001. FIN 47 clarifies that the term "conditional asset retirement obligation" as used in SFAS 143 refers to a legal obligation to perform as asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. Accordingly, an entity is required to recognize a liability at fair value for an asset retirement obligation when it has been incurred if the amount can be reasonably estimated, even if settlement of the liability is conditional on a future event.

The Company has substantively reviewed the regulations, laws, and contractual obligations to which it is party to identify situations where there are legal obligations to perform asset retirement activities. This review has identified a limited number of leases and railroad crossing agreements which obligate the Company to perform asset retirement activities upon termination. In considering how to determine the fair value of these obligations, the Company has determined that because of the limited number and limited size of the asset retirement obligations, the fair value of the obligations would not have a material impact on its consolidated financial position, results of operation and cash flows.

Deferred cost of removal represents estimated asset retirement costs recognized under SFAS No. 143, that have previously been recovered from ratepayers for other than legal obligations. The Company reflects these amounts as a regulatory liability and expects, over time, to settle or recover through the rate setting process any over or under collected net cost of removal. Cost of removal included in depreciation expense totaled $1,081,804 and $454,114 in 2007 and 2006, respectively.

(g) Impairment of Long Lived Assets - In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long Lived Assets, long lived assets, such as utility plant, and regulatory assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. If circumstances require a long lived asset be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by an asset to the carrying value of the asset. If the carrying value of the long lived asset is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third party independent appraisals, as considered necessary. As long as it assets continue to be recovered through ratemaking process, the Company believes that such impairment is unlikely.

(h) Allowance for Borrowed Funds Used During Construction (AFUDC) - Allowance for funds used during construction (AFUDC) represents the cost of the debt used to find the construction of transmission assets. The portion of the allowance that applies to borrowed funds is presented in the consolidated statements of income as a reduction of interest expense. AFUDC is not currently realized in cash, but is recovered in the form of increased revenue collected as a result of depreciation of the property. The Company capitalized AFUDC at an average rate of 7.10% in 2007 and 5.78% in 2006.

(i) Materials and Supplies Inventory - Materials and supplies are stated at the lower of cost or market. Cost is determined on a weighted average basis.

(j) Unamortized Debt Expense - Costs associated with the original issuance of long term debt has been capitalized and amortized over the term of the debt using the effective interest rate method. Amortization expense amounted to $95,261, $76,289 and $86,820 in 2007, 2006 and 2005, respectively.

(k) Income Taxes - VT Transco LLC is a limited liability company that has elected to be treated as a partnership under the Internal Revenue Code and applicable state statutes. As such, it is not liable for federal or stated income taxes. VT Transco's members (except certain tax exempt members) report their share of the Company's earnings, gains, losses, deductions and tax credits on their respective federal and state income tax returns. Accordingly, these consolidated financial statements only include a provision for federal and state income tax expense of VELCO. Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

(l) Pension and Other Postretirement Plans - The Company has a defined benefit pension plan covering substantially all of its employees. The benefits are based on years of service and final average pay. The cost of the program is being funded currently.

The Company also sponsors a defined benefit health care plan for substantially all employees. The Company measures the costs of its obligation based on its best estimate. The net periodic costs are recognized as employees render the services necessary to earn the postretirement benefits.

The Company accounts for these defined benefit and other postretirement plans in accordance with SFAS No. 87 and, effective in 2007, SFAS No. 158. See note 8 for additional information.

(m) Use of Estimates - The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions relating to the reported amounts of assets and liabilities and disclosure of contingencies at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include the carrying amount of utility plant, recoverability of deferred income tax assets and other regulatory assets, and obligations related to employee benefits, and the assumptions used to estimate the fair value of financial instruments. Actual results could differ from those estimates.

(n) Commitments and Contingencies - Liabilities for loss contingencies, arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

(o) New Accounting Pronouncements - In September 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No 87, 88, 106, and 132 (R). SFAS No. 158 requires company plan sponsors to display the net over or under funded position of a defined benefit pension or postretirement plan as an asset or liability, with any unrecognized prior service costs, transition obligations, or actuarial gains/losses reported as a component of other comprehensive income in stockholders' equity. However, since the amount of unrecognized prior service costs, transition obligations and actuarial gains/losses is recoverable under SFAS No. 71 for regulated utilities, it has been recorded as a regulatory asset. The provision of SFAS No. 158 has been adopted as of December 31, 2007. Retrospective application of this standard is not permitted. See note 8 for additional information.

In June 2006, the FASB issued Interpretation No. 48 (FIN 48) Accounting for Uncertainty in Income Taxes, an interpretation of SFAS No. 109 (SFAS 109). FIN 48 provides guidance on recognition thresholds and measurement of a tax position taken or expected to be taken on an enterprise's tax return. An enterprise must be able to show that it is more likely than not that the recognition of its tax position will be sustained upon examination, based on the position's technical merits. Furthermore, the measurement of the tax position that meets the threshold outlined in the recognition step should be measurement at the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. The Company is required to adopt the provisions of FIN 48 for the fiscal year beginning after December 15, 2007. FIN 48 is not expected to have a material effect on the Company's consolidated financial position, results of operations or cash flows.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS 157 redefines fair value as "the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date". SFAS No. 157 establishes a fair value hierarchy that categorizes and prioritizes the inputs that should be used to estimate fair value. SFAS No. 157 is effective for the Company in 2008.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. This Statement permits entities to choose to measure many financial instruments and certain other items at fair value. SFAS No. 159 is expected to expand the use of fair value measurement, and is effective for the Company in 2008.

(p) Reclassification - Certain amounts in the December 31, 2006 financial statements, primarily related to deferred cost of removal, have been reclassified to conform to the current year presentation.

NOTE 2. Utility Plant

Utility plant consists of the following at December 31, 2007 and 2006:

	2007	2006
Land and rights of way Transmission equipment Communications equipment Buildings and office equipment Construction work-in process Less accumulated depreciation and amortization	$20,906,960 270,589,522 8,675,040 30,969,133 132,792,748 463,933,403 81,382,989 $382,550,414	15,766,289 192,267,532 7,603,371 25,250,706 100,595,032 341,482,930 75,559,012 265,923,918

Depreciation and amortization expense was $7,691,370, $5,325,654, and $5,015,948 for the years ended December 31, 2007, 2006 and 2005, respectively.

NOTE 3. Long-Term Debt

First Mortgage Bonds - The Company's First Mortgage Bonds outstanding include the following series at December 31, 2007 and 2006:

2007	2006

Series L, 7.30% due through 2018
Series N, 7.42% due through 2012
Series O, 6.26% due through 2034
Series P, 5.72% due through 2036
Series Q, 5.59% due through 2036
Series R, 5.75% due through 2037

Less bonds to be retired within one year

$8,588,000 22,761,000 23,796,000 30,000,000 35,000,000 80,000,000 200,145,000 1,877,000 $198,268,000	9,115,000 23,633,000 24,145,000 30,000,000 35,000,000 - 121,893,000 1,748,000 120,145,000

In April 2006, VELCO received the proceeds from the sale of its Series P First Mortgage Bonds for the principal amount of $30,000,000 which the Company used to paydown its existing line of credit. In December 2006, the Company received the proceeds from the sale of its Series Q First Mortgage Bonds for the principal amount of $35,000,000, which the Company used to paydown its existing line of credit. In March 2007, the Company received the proceeds from the sale of its Series R First Mortgage Bonds for the principal amount of $80,000,000, which the Company used to paydown its existing line of credit.

The First Mortgage Bonds are secured by a first mortgage lien on the Company's utility plant. The bonds to be retired through principal payments within the next five years will amount to:

Year ending December 31: 2008 2009 2010 2011 2012 Thereafter Total	1,877,000 2,014,000 2,161,000 2,321,000 19,789,000 171,983,000 $200,145,000

The terms of the indenture, as supplemented, under which the First Mortgage Bonds were issued, require, among other restrictions, that the total of common equity investment and indebtedness of the Company subordinated to the First Mortgage Bonds must equal at least one third of the aggregate principal amount of the bonds outstanding or $66,715,000, at December 31, 2007. The Company believes it is in compliance with this requirement at December 31, 2007.

Other Long-Term Debt - Other long-term debt includes notes payable of $844,917 and $1,533,393 at December 31, 2007 and 2006, respectively, bearing interest at rates ranging from 5.44% to 6.51%, which mature within the next three years. The notes are secured by a lien on certain office equipment. Principal repayments for the next three years will amount to:

Year ending December 31: 2008 2009 2010 Total	$400,680 292,121 152,116 $844,917

NOTE 4. Notes Payable to Bank

The Company has an unsecured $95,000,000 line-of-credit agreement with a financial institution, reduced by certain standby letters of credit, expiring on December 29, 2008, to provide interim financing for utility plant construction. As part of this agreement, the Company agrees to pay 0.15% per annum on the daily unused line of credit amount. Average daily borrowing was $51,504,674 in 2007 at a weighted average interest rate of 5.79%. Management expects to renew the line of credit with similar terms during 2008 for use in 2009. The outstanding balance at December 31, 2007 and 2006 amounted to $0 and $61,470,000, respectively.

NOTE 5. Income Taxes

Federal and state income tax expense for the years ended December 31, 2007, 2006 and 2005 follows:

	2007	2006	2005
Federal: Current Deferred Total federal State: Current Deferred Total state Total federal and state income tax	$461,236 913,267 1,374,503 110,343 176,119 286,462 $1,660,965	717,970 737,674 1,455,644 188,196 244,642 432,838 1,888,482	283,966 1,062,967 1,346,933 81,076 345,041 426,117 1,773,050

The difference between the actual tax provision and the "expected" tax expense for 2007, 2006 and 2005 (computed by applying the U.S. statutory corporate tax rate to earnings before taxes) is primarily attributable to the change in equity in earnings of subsidiary, state income taxes net of federal benefit, and the effects of several nondeductible items.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2007, 2006, and 2005 are presented below:

	2007	2006
Deferred tax assets: Deferred compensation Alternative minimum tax credit Other Total gross deferred tax assets Deferred tax liabilities: Utility plant depreciation Net deferred tax liability	$1,540,052 485,468 641,163 2,666,683 (10,051,833) $(7,385,150)	1,498,004 485,468 957,885 2,941,357 (9,237,121) (6,295,764)

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Although realization is not assured, management believes it is more likely than not that the deferred tax assets will be realized through future taxable income.

VELCO files its income tax return on a consolidated basis with VETCO. The consolidated income taxes payable are allocated between VELCO and VETCO on a separate company basis, in accordance with a tax sharing agreement.

NOTE 6. Equity Transactions

Preferred Stock - The Class C preferred stock entitles stockholders to variable rate quarterly dividends but does not entitle stockholders to vote, except under certain circumstances. Quarterly dividends and a return of capital are paid to preferred stockholders in amounts substantially equivalent to the dividends and return of capital received by the Company from VETCO.

NOTE 7. Non-Controlling Member's Equity of VT Transco

VT Transco's non-controlling members include investor-owned utilities, municipalities, and electric cooperatives. Each non-controlling member was issued membership interests in VT Transco in proportion to the value of cash it contributed to the Company. A rollforward of the equity interest of non-controlling members in VT Transco is as follows:

Beginning balance at December 31, 2006 Issuance of membership units Income before tax of VT Transco Distributions of VT Transco income before tax Ending balance, December 31, 2007	Equity interest of non-controlling members $56,469,212 113,750,000 9,483,361 (7,110,796) $172,591,777

Distribution of VT Transco's income before tax to non-controlling members is at the discretion of the Company and is in proportion to each member's percentage interest in VT Transco.

NOTE 8. Pension and Other Postretirement Benefits

The Company adopted the provisions of SFAS No. 158 during 2007. SFAS No. 158 requires plan sponsors to display the net over or under funded position of a defined benefit pension and other postretirement plan as an asset or liability, with any unrecognized prior service costs, transition obligations or gains/losses reported as a component of other comprehensive income in stockholders' equity, unless the amount will be recoverable under SFAS No. 71 for regulated utilities, in which case it would be recorded as a regulatory asset. As of December 31, 2007, the Company recorded a regulatory asset of $2,068,740, an unfunded defined benefit pension obligation of $1,330,270, and a postretirement healthcare obligation of $952,328 upon adoption of SFAS No. 158.

The Company's defined benefit pension and other postretirement obligations are valued annually as of a September 30 measurement date.

Defined Benefit Plan

The Company has a defined benefit pension plan covering substantially all of its employees. The benefits are based on years of service and final average pay. The Company makes annual contributions to the plan equal to the maximum amount that can be deducted for income tax purposes. The following sets forth the plan's projected benefit obligation, fair value of plan assets and funded status at December 31, 2007 and 2006:

	Pension Benefits
	2007	2006
Change in projected benefit obligation: Benefit obligation at beginning of year Service cost Interest cost Actuarial gain Benefits paid Benefit obligation at end of year	$14,660,027 758,614 817,913 (1,285,274) (966,136) 13,985,144	14,238,346 730,234 747,678 (725,131) (331,100) 14,660,027
14
Change in plan assets: Fair value of plan assets at beginning of year Actual return on plan assets Employer contribution Benefits paid Fair value of plan assets at end of year Funded status	11,335,391 1,450,619 835,000 (966,136) 12,654,874 $(1,330,270)	9,927,016 799,475 940,000 (331,100) 11,335,391 (3,324,636)

As of December 31, 2006, the Company had recognized an accrued pension liability of $244,809.

Items not yet recognized as a component of net periodic benefit cost as of December 31, 2007, which are recorded as a regulatory asset, are as follows:

Prior service cost	$499,732
Net actuarial loss	536,192
$1,035,924

The amount of the regulatory asset expected to be recognized as a component of net periodic pension cost in 2008 is $133,630.

Net periodic benefit costs as of December 31, 2007, 2006 and 2005 are as follows:

Pension Benefits
2007	2006	2005

Components of net periodic benefit cost:
   Service cost
   Interest cost
   Expected return on plan assets
   Recognized net actuarial loss
   Net amortization
   Amortization of FAS 71 regulatory asset
      Net periodic benefit cost

$758,614 817,913 (825,620) 81,154 52,476 - $884,537	730,234 747,678 (717,834) 128,359 52,476 - 940,913	698,018 738,870 (696,814) 75,158 52,476 51,300 919,008

The actuarial assumptions used to determine the benefit obligations are as follows:

	Pension Benefits
	2007	2006	2005
Weighted average assumptions: Discount rate, pension expense Discount rate, projected benefit obligation Expected return on plan assets Rate of compensation increase	5.75% 6.25 7.50 4.50	5.50% 5.75 7.50 4.50	6.00% 5.50 7.50 4.50

Projected benefit payments to be paid in each year from 2008 to 2012 and the aggregate benefits expected to be paid in the five years from 2013 to 2017 are as follows:

Pension Benefit Payments
Fiscal year ending December 31: 2008 2009 2010 2011 2012 2013 - 2017 Expected contribution for next fiscal year	$395,609 417,548 465,749 504,123 495,472 2,887,270 900,000

The following indicates the weighted average asset allocation percentage of the fair value of total plan assets for each major type of plan asset as of December 31, 2007 and 2006, as well as the plan's target percentages and the permissible ranges:

	Plan Assets		Target
Asset Class	2007	2006	percentage	Benchmark
Equity Fixed Income Total	65% 35 100%	65% 35 100%	65% 35 100%	S&P 500; Russell 2500; MSCI EAFE Lehman US Aggregate; CSFB

Post Retirement Plan - The Company's current postretirement benefit plan offers health care and life insurance benefits to retired employees who meet certain age and years of service eligibility requirements. Under certain circumstances, eligible retirees are required to make contributions for postretirement benefits. The Company accrues the cost of postretirement benefits during the employees' years of service. When the Company began accrual accounting for such costs in 1993, it elected to recognize previously unaccrued postretirement benefit costs, known as the transition obligation, by amortizing these costs ratably over a 20-year period. For the years ended December 31, 2007, 2006 and 2005, the Company contributed $143,431, $100,379 and $188,423 toward these benefits. The Company anticipates contributing $225,000 for these benefits in 2008.

The FERC has established certain guidelines that all FERC regulated companies, including the Company, must follow in order to recover postretirement benefit costs in rates. The guidelines generally allow for the recovery of postretirement benefits when accrued. However, these guidelines do require that all postretirement benefit costs be funded when accrued. The Company's current plan is to fund its annual postretirement benefits accrual by making deposits into a 401(h) account, a separate account established within the pension investment fund and through a Voluntary Employees' Benefit Association (VEBA). Additionally, these guidelines require the Company to advise the FERC of its plans for accruing and funding postretirement benefit costs. The Company filed its plans with the FERC in 1995, although such plans have not yet been approved by the FERC.

The following table sets for the plan's benefit obligations, fair value of plan assets and funded status at December 31, 2007 and 2006:

2007	2006

Change in projected benefit obligation:
   Benefit obligation at beginning of year
   Service cost
   Interest cost
   Actuarial gain
   Benefits paid
      Benefit obligation at end of year

Change in plan assets:
   Fair value of plan assets at beginning of year
   Actual return on plan assets
   Employer contribution
   Benefits paid
      Fair value of plan assets at end of year

          Funded status

$1,805,014 67,397 88,743 (278,855) (112,161) 1,570,138 582,628 47,137 100,206 (112,161) 617,810 $(952,328)	1,833,643 49,395 97,581 (25,215) (150,390) 1,805,014 413,555 30,982 288,481 (150,390) 582,628 (1,222,386)

As of December 31, 2006, the Company had recognized a prepaid benefit cost of $41,077.

Items not yet recognized as a component of net periodic benefit cost as of December 31, 2007, which are recorded as a regulatory asset, are as follows:

Transition obligation	$111,172
Net actuarial loss	921,644
$1,032,816

The amount of the regulatory asset expected to be recognized as a component of net periodic benefit cost in 2008 is $62,274.

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A 1.0% increase in the trend rate would increase the postretirement accumulated benefit obligation by $12,493 and a 1.0% decrease in the trend rate would decrease the postretirement accumulated benefit obligation by $11,616 in 2007.

Postretirement Benefits
2007	2006	2005

Components of net periodic benefit cost:
   Service cost
   Interest cost
   Expected return on plan assets
   Recognized net actuarial (gain) loss
   Net amortization
   Amortization of FAS 71 regulatory asset
      Net periodic benefit cost

$67,397 88,743 (42,203) 40,041 22,234 - $176,212	$49,395 97,581 (35,526) 54,109 22,234 - $187,793	$36,935 102,437 (29,022) 47,155 22,234 7,800 $187,539

The actuarial assumptions, used to determine net periodic postretirement benefit costs are as follows:

	Postretirement Benefits
	2007	2006	2005
Weighted average assumptions: Discount rate, pension expense Discount rate, projected benefit expense Expected return on plan assets Rate of compensation increase	5.75% 6.25 7.50 4.50	5.50% 5.75 7.50 4.50	6.00% 5.5 7.5 4.5

Supplemental Executive Retirement Plan

The Company sponsors a nonqualified Supplemental Executive Retirement Plan to provide certain employees and former members of the Board of Directors of the Company with additional retirement income. The Company is funding the cost of the plan in part through life insurance contracts, the cash surrender value of which was $3,589,922 and $3,281,917 at December 31, 2007 and 2006, respectively. The cost of these plans, net of the increase in cash surrender value and insurance proceeds, if any, has been charged to operating expense in the accompanying consolidated statements of income. The actuarial assumptions used to determine net benefit costs under this plan were a discount rate of 5.75%, and a rate of compensation increase of 3% at December 31, 2007 and 2006. Aggregate benefits payable amounted to $4,482,192 and $4,658,029 at December 31, 2007 and 2006, respectively.

Deferred Compensation

The Company has a deferred compensation plan for current and past officers and directors. Amounts deferred are at the option of the officer or director, and include annual interest on the amounts deferred. The total deferred compensation at December 31, 2007 and 2006 is $1,070,622 and $1,052,368, respectively.

Defined Contribution Plan

The Company sponsors a defined contribution plan to which eligible employees may contribute part of their salaries and wages within prescribed limits. Employees are eligible to participate in this plan during their first year of employment, if the employee has attained age 18. Additional matching contributions may be made on the employees' behalf based on the results of operations. The Company contributed $307,560, $263,065 and $248,070 in 2007, 2006 and 2005, respectively.

NOTE 9. Investment in Affiliated Company

Investment in affiliated company is accounted for under the equity method and represents VELCO's 100% ownership of the common stock of Vermont Electric Transmission Company, Inc. (VETCO). The Company reviewed the guidance of FASB Interpretation No. 46 (FIN 46R), Consolidation of Variable Interest Entities, as revised in December 2003, which addresses the consolidation of variable interest entities (VIE) by business enterprises that are the primary beneficiaries. A VIE is an entity that does not have sufficient equity investment risk to permit it to finance its activities without additional subordinated financial support, or whose equity investors lack the characteristics of a controlling financial interest. The primary beneficiary of a VIE is the enterprise with the majority of the risks or rewards associated with the VIE. As part of VELCO's assessment of FIN 46R, VELCO reviewed the substance of VETCO to determine if it is still appropriate that the entity is not consolidated with VELCO's operations. VETCO continues to operate under support agreements in connection with the construction of the transmission line with substantially all of the New England electric utilities. These agreements require the utilities to reimburse VETCO for all of the operating and capital costs of the line on an unconditional and absolute basis. Additionally, these support agreements provide for an advisory committee made up of participants to review VETCO's operations and make recommendations on major decisions. VETCO is obligated to follow these recommendations to the extent reasonably practical. These provisions effectively restrict VELCO's control over VETCO's operations. Based on these facts, VELCO has determined that it does not have a controlling financial interest in VETCO, as VELCO is not exposed to the risks and rewards of VETCO. In addition, the support agreements effectively restrict VELCO's control, therefore VELCO has not consolidated its financial information with that of VETCO and, instead, is accounting for its investment using the equity method.

VELCO owns 100% of the common stock in VETCO. VELCO's initial capital contribution was $9,999,000. VETCO pays VELCO a quarterly dividend that represents a return on investment at a rate based on market rates. In addition, a return of investment calculated to maintain equity at approximately 20% of VETCO's total capitalization is paid to VELCO quarterly. This return of equity ceased when the long-term debt was paid in full in April 2006. Through December 31, 2006, VETCO has returned to VELCO $9,850,000 of the original capital contribution. The carrying amount of the investment is $463,230 and $428,336 at December 31, 2007 and 2006, respectively.

Summarized financial information related to VETCO at December 31, 2007 and 2006 and for the years then ended is as follows:

	Balance Sheet
	2007	2006
Net utility plant in service Other assets Total assets Other liabilities Stockholders' investment Total liabilities and stockholders' investment	$2,471,855 1,629,845 $4,101,700 3,638,470 463,230 $4,101,700	2,550,482 1,717,792 4,268,274 3,839,938 428,336 4,268,274
	Statement of Income
	2007	2006
Operating revenues Operating expenses Other income (expense) Net income	$2,168,615 (2,081,327) (36,456) $50,832	3,499,625 (3,372,804) 30,535 157,356

Other Related Party Activity

VELCO has contracted with VETCO to provide VETCO with management and support services. In connection therewith, VELCO has charged VETCO $1,106,921 in 2007 and $1,159,787 in 2006, which primarily represents payroll services and insurance costs. These amounts are reflected as operating expenses in VETCO's operating results and as a decrease in expenses in VELCO's accompanying consolidated statements of income.

NOTE 10. Other Related Party Transactions

Effective in 2007, the Company has made available an unsecured, short term credit facility to their related party, VETCO. The facility allows for borrowings of up to $850,000 and as part of this agreement, the Company agrees to pay 0.15% per annum on the daily unused line of credit amount (see note 3).

CVPS personnel provide the Company with certain operational, maintenance, construction, and administrative services. In addition, payments were made by the Company to CVPS for materials and supplies and insurance. These services are provided at cost and amounted to $840,908 and $558,268 in 2007 and 2006, respectively.

Similarly, Green Mountain Power Corporation (GMP) provides the Company with certain construction, maintenance, and operational services. These services are provided at cost or as the result of a competitive bidding process and amounted to $3,600,706 and $8,855,333 in 2007 and 2006, respectively.

NOTE 11. Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair value disclosures for the Company's consolidated financial instruments:

The carrying amounts of cash, bond sinking fund deposits, bond interest deposits, and short term debt approximate fair value due to the short term maturity of these instruments.

The fair value of long term debt is estimated based on currently quoted market prices for similar types of issues. At December 31, 2007, its carrying amount approximates fair value.

NOTE 12. Business and Credit Concentrations

Significant Customers

Three customers, ISO New England, CVPS, and GMP individually represent 10% or more of the total accounts receivable balance at the end of the year. These customers' percentage of the total accounts receivable balance is as follows for the years ended December 31, 2007 and 2006:

	2007	2006
ISO New England CVPS GMP	18.7% 31.5 24.2 74.4%	18.3% 32.6 26.5 77.4%

Significant Capital Projects

The Company is in the process of performing construction projects to enhance services to its customers. These projects have been the Company's prime focus during 2007 and 2006. Costs capitalized amounted to approximately $122,000,000 and $118,000,000 in 2007 and 2006, respectively, which related to projects estimated to be completed from 2008 - 2012, including: Lamoille County 115 KV Line, Southern Loop Project, East Avenue Loop, and Northwest Reliability Project. The Company has budgeted $126,500,000 for 2008 related to these projects, which will be financed through bond issuance, capital contributions, and borrowings on the line of credit.

NOTE 13. Self Insurance

The Company is self-insured for employee health benefits. Under the terms of the self insurance plan, all full time, regular employees were eligible for participation and as such, the Company is responsible for the administration of the plan and any resultant liability incurred. The Company maintains a stop-loss insurance agreement with the insurance company to limit its losses on individual and aggregate claims. As of December 31, 2007, the Company has recorded a self-insurance liability of $164,000 for claims incurred but not reported.